Exhibit 10.3

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into and effective as of November 3, 2025, among Beyond Air, Inc., a Delaware corporation (the “Borrower”) and, BCR8V LLC, a Delaware limited liability company (“Lender”)Lender.

PRELIMINARY STATEMENTS

Prior the date hereof Borrower and Lender entered into that certain Loan and Security Agreement entered into on November 1, 2024 but effective as of October 4, 2024(the “Original Loan Agreement”) pursuant to which, among other things, the Lender made a $11,500,000 term loan to the Borrower (the “Original “Loan”).

Borrower has now requested, and Lender has agreed to provide, a new $2,000,000 term loan to Borrower (the “Supplemental “Loan”; and together with the Original Loan, the “Loans”) subject to the terms and conditions set forth hereinbelow, and Lender is willing to agree to and accommodate the same.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement, in no event shall a Lender constitute an Affiliate of the Borrower.

“Aggregate Accrual” has the meaning specified in Section 2.09.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended, restated, extended, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Date” has the meaning specified in Section 2.09.

“Amortization Payment” has the meaning specified in Section 2.04(a).

“Annual Audited Financial Statements” has the meaning specified in Section 5.08(b).

“Attorney Costs” means all reasonable fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel.

“Audit Arbitrator” has the meaning specified in Section 2.10(c).

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“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Change in Control” means an event or series of events (a) as a result of which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to control the management of the Borrower, or to control the Equity Interests of the Borrower entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or (b) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole.

“Closing Date” means the first date all the conditions precedent in Article III with respect to the Original Loan shall have been satisfied or waived.

“Closing Date Refinancing” has the meaning specified in Article III.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 9.01.

“Commitment” means Lender’s obligation to make the Original Loan and n to make the Supplemental Loan to the Borrower pursuant to Section 2.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Loan plus 2.00% per annum to the fullest extent permitted by applicable Laws.

“Dollar” and “$” mean lawful money of the United States.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning specified in Section 8.01.

“Financial Statements” means the Quarterly Financial Statements and the Annual Audited Financial Statements.

“First Amortization Payment Date” means the Interest Payment Date following the Fiscal Quarter ending on September 30, 2026.

“Fiscal Quarter” means, for the first fiscal quarter of the Borrower in which the Closing Date occurs, the period beginning on the Closing Date and ending on the last day of the fiscal quarter of the Borrower in which the Closing Date occurs, and thereafter each successive fiscal quarter of the Borrower ending on March 31, June 30, September 30 or December 31.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means all obligations of such Person for borrowed money at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent. Notwithstanding anything to the contrary set forth in this Agreement, Indebtedness does not include trade payables incurred in the ordinary course of business.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Intellectual Property” means, as to any Person, all copyrights, patents, trademarks, inventions (whether or not patentable), designs, industrial designs, trade secrets, know-how, confidential information, domain names, data and database, customers lists, other proprietary rights and licenses of the foregoing, whether registered or not, now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Interest Only Period” means the period beginning on the Closing Date and ending on June 30, 2026.

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“Interest Payment Date” means, with respect to each Fiscal Quarter, the date that is the earlier of (i) forty-five (45) days after the end of such Fiscal Quarter and (ii) the date on which the Borrower (A) files its quarterly or annual financial statements with the SEC on Form 10-Q or Form 10-K following the end of such Fiscal Quarter or (B) in the event that the Borrower ceases to file any such periodic reports with the SEC, delivers to Lenders the Quarterly Financial Statements for such Fiscal Quarter pursuant to Section 5.08(a).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraphs to this Agreement and its respective successors and assigns as permitted hereunder.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit made under Article II in the form of a Loan by a Lender to the Borrower.

“Loan Documents” means, collectively, this Agreement, each intellectual property security agreement executed by the Borrower in favor of Lender(s) and any other document, agreement or instrument (other than the Warrants)which has been or will be executed by the Borrower or for the benefit of Lender(s) in connection with this Agreement and the transactions described herein, all as may be amended, restated, extended, modified or supplemented from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of Lender(s) under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means the earlier of (a) October 4, 2034 and (b) the date that the Obligations shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Accrual” has the meaning specified in Section 2.09.

“Maximum Rate” has the meaning specified in Section 11.09.

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“Net Sales” means, with respect to each Fiscal Quarter, an amount (which shall not be less than zero) equal to the Borrower’s and its Subsidiaries’ “net revenue” for such Fiscal Quarter (including, for the avoidance of doubt, any licensing and milestone payments), as reported in (i) the Borrower’s periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable) or (ii) if the Borrower ceases to file any such periodic reports with the SEC, the Financial Statements delivered pursuant to Section 5.08.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, amounts, obligations and liabilities under any of the Warrants shall not be included in the defined term “Obligations”.

“Outstanding Amount” means, on any date, the amount of the Loan after giving effect to any borrowings and prepayments or repayments of Loan occurring on such date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.05(a).

“PIK Payment” has the meaning specified in Section 2.05(a).

“Quarterly Financial Statements” has the meaning specified in Section 5.08(a).

“Quarterly Interest Shortfall” has the meaning specified in Section 2.04(c).

“Registered Intellectual Property” means Intellectual Property that is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

“Related Persons” means Lenders, together with their respective Affiliates, and the managers, members, officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Restatement Date” shall mean the date of this Agreement.

“Royalty Interest” means, with respect to each Fiscal Quarter following the Interest Only Period, eight percent (8%) of Net Sales for such Fiscal Quarter.

“Same Day Funds” means with respect to disbursements and payments, immediately available funds in cash.

“SEC” means the United States Securities and Exchange Commission.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Warrants” means those certain (i) Warrants, dated as of the Closing Date, issued to the Lender (or its designated Affiliates) exercisable for an aggregate of 15,159,504 shares of Common, and (ii) Warrants dated on or about the Restatement Date issued to the Lender (or its designee) exercisable for an aggregate of 512,821 shares of Common Stock (in each case, subject to the anti-dilution adjustments consistent with those set forth in Section 9 of the form of Warrant set forth as Exhibit A).

SECTION 1.02. Other Definitions. The following terms used herein shall have the meaning given to them in the Uniform Commercial Code (and, if defined in more than one Article of the Uniform Commercial Code, shall have the meaning given in Article X thereof): account, certificated security, chattel paper, commercial tort claims, control (other than the use of such term in the definition of “Affiliate” herein), deposit account, document, equipment, electronic chattel paper, fixtures, general intangibles, goods, health-care-insurance receivable, instrument, inventory, investment property, letter of credit right, payment intangible, proceeds, promissory note, securities, securities intermediary, supporting obligations, tangible chattel paper and uncertificated securities.

SECTION 1.03. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b)(i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” (ii) the terms “hereof”, “hereby”, “hereto,” “hereunder,” and similar terms mean this Agreement, the term “heretofore” means before, and the term “hereafter” means after, the effective date hereof, (iii) the term “including” means “including, without limitation” and (iv) the word “or” is not exclusive and (c) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.04. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06. Amendment and Restatement. This Agreement amends and restates in its entirety the Original Loan Agreement from and after the Restatement Date. Accordingly, effectively automatically from and after the Restatement Date the Original Loan Agreement shall no longer be of any force or effect.

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ARTICLE II

The Commitment and Borrowings

SECTION 2.01. The Loan. The Borrower has requested the Loans, and subject to the terms and conditions set forth herein, Lender made the single Supplemental Loan on the Closing Date and Supplemental Lender made the single Supplemental Loan to Borrower on the Restatement Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed subject to Section 2.05.

SECTION 2.02. Prepayments. The Borrower may, upon notice to Lenders, at any time or from time to time voluntarily prepay Loan in whole or in part, without premium or penalty. All prepayments under this Section 2.02 shall be accompanied by all accrued interest thereon.

SECTION 2.03. Termination of Commitment. The Commitment of Lenders shall be automatically and permanently reduced to $0 upon the making of Lenders’ Loans pursuant to Section 2.01.

SECTION 2.04. Amortization; Maturity Date.

(a) No scheduled amortization payments will be due on the Loans until the First Amortization Payment Date. On the First Amortization Payment Date and on each Interest Payment Date occurring thereafter, to the extent the Royalty Interest for the immediately preceding Fiscal Quarter exceeds the amount of interest accrued for such Fiscal Quarter then payable under Section 2.05, then after giving effect to such interest payment and any other expenses due and owing on such date to Lenders, the Borrower shall repay the principal amount of the Loans pro rata in Same Day Funds in an amount equal to the lesser of (x) such difference and (y) the outstanding principal amount of the Loan on such date (such amount, the “Amortization Payment”). If not earlier repaid in full, the outstanding principal amount of the Loans, together with any accrued and unpaid interest, and all other Obligations then outstanding, shall be due and payable in Same Day Funds on the Maturity Date.

(b) The outstanding principal amount of the Loans and any interest or other Obligations due with respect to the Loan Documents shall be repayable solely from the Royalty Interest, except in the case of the amount due on the Maturity Date (whether by acceleration or otherwise). In the case of the occurrence of the Maturity Date, the Obligations shall be full recourse to the Borrower and its assets.

(c) If, on the First Amortization Payment Date and on any Interest Payment Date occurring thereafter, the amount of the Royalty Interest for the immediately preceding Fiscal Quarter is less than the amount of accrued interest due payable on the Loans for such Fiscal Quarter (the amount of such shortfall, the “Quarterly Interest Shortfall”), then a portion of the interest payment on any such Interest Payment Date equal to the lesser of 100% of such interest payment and such Quarterly Interest Shortfall (rounded up to the nearest whole Dollar) shall be paid in cash at a rate of 3% per annum and in kind at a rate of 12% per annum and such payment in kind shall increase the outstanding principal of the Loans pro rata on and after such Interest Payment Date by such amount paid in kind, and the balance of the interest payment shall be paid in cash. Such portion of the Quarterly Interest Shortfall that is capitalized and added to the outstanding principal amount of the Loans in accordance with the preceding sentence shall thereafter bear interest in accordance with Section 2.05 and otherwise be treated as an increase in the outstanding principal amount of the Loan for purposes of this Agreement.

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SECTION 2.05. Interest.

(a) The Loans shall accrue and bear interest, on the outstanding daily balance thereof, at a rate of 15% per annum. For each Fiscal Quarter occurring during the Interest Only Period, interest accrued during such Fiscal Quarter on the Loan shall be paid in cash at a rate of 3% per annum and in kind at a rate of 12% per annum in arrears on the Interest Payment Date immediately following the end of such Fiscal Quarter. For each Fiscal Quarter following the Interest Only Period, interest accrued during such Fiscal Quarter on the Loans shall be due and payable pro rata in arrears on each Interest Payment Date immediately following the end of such Fiscal Quarter (commencing with First Amortization Payment Date) in cash in Same Day Funds, unless there is a Quarterly Interest Shortfall, in which case a portion of the amount of such shortfall shall automatically be paid in kind in accordance with Section 2.04(c). Any amounts paid in kind shall be capitalized and added to the outstanding principal amount of the Loans and thereafter shall thereafter bear interest in accordance with this Section 2.05 and otherwise be treated as an increase in the outstanding principal amount of the Loan for purposes of this Agreement (“PIK Interest” and such payment of PIK Interest hereinafter referred to as a “PIK Payment”). Notwithstanding the foregoing, the Borrower may not make a PIK Payment on any Interest Payment Date that is the Maturity Date or at any time that an Event of Default shall have occurred and be continuing.

(b) The Borrower shall pay interest on past due amounts of principal or interest hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. For the avoidance of doubt, payments of interest shall not be considered past due to the extent the Borrower has made a PIK Payment in accordance with Section 2.05.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) All computations of interest for the Loan shall be made on the basis of a 360 day year and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

SECTION 2.06. Evidence of Indebtedness. The Loans may be evidenced by one or more accounts or records maintained by Lenders. The accounts or records maintained by Lenders shall be conclusive evidence absent manifest error of the amount of the Loan made by Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

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SECTION 2.07. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to Lenders on a pro rata basis by wire transfer to the respective Lenders as set forth in Schedule 2.07 (or as designated by the respective Lenders in a notice to the Borrower) in Same Day Funds not later than 2:00 p.m. Eastern Time on the date specified therein. Any payment received by a Lender after 2:00 p.m. Eastern Time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph) the Lenders receive an amount equal to the sum it would have received had no such deduction or withholding been made.

SECTION 2.08. Warrants. Each party hereto hereby acknowledges and agrees that the Loans that are made in connection with the delivery of a Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes any Warrant delivered on or about the date of the Original Loan or Supplemental Loan. For federal income tax purposes, pursuant to Treasury Regulations § 1.1273-2(h), the Borrower, Lenders acknowledges that the “issue price” of the Loans is 100% of the stated principal amount of the Loan, minus the fair market value of any Warrant delivered on the date of their respective Loans (as such fair market value is determined under such Warrant). Each of the Borrower and Lenders agrees (i) to use the foregoing issue price and valuation for U.S. federal income tax purposes with respect to the transactions contemplated hereby, and (ii) to prepare and file all tax returns in a manner consistent with such allocation (in each case, unless otherwise required by applicable Laws) and shall not to take any position that is inconsistent with the provision of this Section 2.08 on any tax return or in any audit (unless otherwise required by a final determination by the U.S. Internal Revenue Service or a court of competent jurisdiction).

SECTION 2.09. Required AHYDO Payments. If at the end of any accrual period (as defined in Section 1272(a)(5) of the Code) with respect to any Loan ending after the fifth (5th) anniversary of the date that the Loan was funded (an “AHYDO Date”), the aggregate amount which would be includible in income (including, without limitation, original issue discount) of Lenders with respect to the Loan for periods ending on or before the relevant AHYDO Date (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid in cash (within the meaning of Section 163(i) of the Code) for the Loan on or before such relevant AHYDO Date and (y) the product of (A) the issue price (within the meaning of Sections 1273(b) and 1274(a) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then the Borrower shall pay to Lenders in cash an aggregate amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual. This Section 2.09 is intended to prevent the Loan from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

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SECTION 2.10. Audits.

(a) From and after the First Amortization Payment Date, upon the written request of Lenders, and not more than once in each fiscal year of the Borrower (so long as no Event of Default has occurred and is continuing), the Borrower shall permit an independent certified public accounting firm of national prominence selected by Lenders and, subject to Section 2.10(b) below, paid for by the Borrower, and reasonably acceptable to the Borrower, to have access to and to review, during normal business hours and upon not less than 30 days’ prior written notice, the relevant documents and records of the Borrower and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation of any Royalty Interest and any Quarterly Interest Shortfall and the payment of any Amortization Payment) made by the Borrower under this Agreement. Such review may cover the records for sales or other dispositions of the products of the Borrower and its Subsidiaries and Net Sales in any fiscal year of the Borrower ending no earlier than the first day of the previous fiscal year of the Borrower. The accounting firm shall be permitted to prepare and disclose to Lenders a written report stating only whether the cash payments of principal and interest made to Lenders pursuant to Sections 2.04 and 2.05 are correct or incorrect and the specific details concerning any discrepancies. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, Lenders shall have the right, as often, at such times and with such prior notice, as Lenders shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by Lenders review the relevant documents and records of the Borrower and its Subsidiaries.

(b) If such accounting firm reasonably concludes that any Amortization Payments or cash payments of interest pursuant to Section 2.05(a) were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Borrower shall pay any such undisputed late or unpaid amounts within thirty (30) days after the date Lenders delivers to the Borrower a notice including the accounting firm’s written report and requesting such payment. Lenders shall (i) treat all information that it receives under this Section 2.10 in accordance with the provisions of Section 11.17 and (ii) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Borrower obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Lenders to enforce its rights under this Agreement.

(c) In the event of a dispute with respect to any audit under Section 2.10, Lenders and the Borrower shall work in good faith to resolve the disagreement. If Lenders and the Borrower are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by the certified public accountants of each of Lenders and the Borrower or to such other Person as Lenders and the Borrower shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between Lenders and the Borrower in such manner as the Audit Arbitrator shall determine. If the Audit Arbitrator determines that the Borrower owes additional amounts, not later than thirty (30) days after such decision and in accordance with such decision, the Borrower shall pay such additional amounts.

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ARTICLE III

Conditions Precedent to Borrowings

The effectiveness of the Commitment of Lenders, and the funding of the Supplemental Loan on the Closing Date and Supplemental Loan on or about the Restatement Date, are subject to the satisfaction (or wavier by Lenders) of the following conditions precedent:

(a) Lenders’ receipt of (i) executed counterparts of this Agreement, (ii) such certificates of resolutions or other actions, incumbency certificates and/or other certificates of the Borrower as Lenders may reasonably require, (iii) certified bylaws and certificate of incorporation for the Borrower, (iv) certificate of good standing of the Borrower in its jurisdiction of organization and (v) the results of searches for any effective UCC financing statements or tax Liens filed against the Borrower or its property, which results shall not show any such Liens (other than Liens approved by Lenders);

(b) Lenders’ receipt of (i) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that Lenders may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral and (ii) intellectual property security agreements in form appropriate for filing with the United States Patent and Trademark Office, covering the Borrower’s Registered Intellectual Property consisting of patents and trademarks;

(c) All expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash;

(d) The representations and warranties of the Borrower contained in Article IV or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date and Restatement Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified by a “material” standard, a “Material Adverse Effect” standard or similar other standard shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(e) No Default shall exist or would result from such proposed borrowing or from the application of the proceeds therefrom;

(f) On or before the Closing Date, the Borrower shall have repaid all outstanding Indebtedness under that certain Loan and Security Agreement, dated as of June 15, 2023, by and among the Borrower, the lenders party thereto and Avenue Capital Management II, L.P., as administrative agent and collateral agent (the “Closing Date Refinancing”); and

(g) Lenders’ receipt of executed counterparts of their respective Warrants, each duly executed and delivered by the Borrower.

The execution of this Agreement by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Article III have been satisfied on and as of the Closing Date and Restatement Date.

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ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to Lenders, as of the Closing Date and Restatement Date, that:

SECTION 4.01. Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under the Loan Documents, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by the Borrower of each Loan Document will not (a) contravene the terms of the Borrower’s certificate of incorporation, bylaws and each other governing document of the Borrower, (b) result in any breach or contravention of, or the creation of any Lien upon any material portion of the property or assets of the Borrower under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject, except with respect to any breach, contravention or violation (but not creation of Liens) referred to in this clause (b), to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect, or (c) violate any applicable Law in any material respect.

SECTION 4.03. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Borrower in favor of Lenders, (ii) filings required under applicable securities laws and (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

SECTION 4.04. Binding Effect. The Borrower has duly executed and delivered this Agreement and each other Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

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SECTION 4.05. Margin Regulations; Investment Company Act. The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates Regulation U. The Borrower is not an “investment company” under the Investment Company Act of 1940.

SECTION 4.06. Title, Perfection and Priority. The Borrower has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens securing any Indebtedness other than Liens approved by Lenders. Upon the filing of an appropriate financing statement against the Borrower with the Secretary of State of Delaware, the security interest granted pursuant to this Agreement shall constitute a valid and continuing first priority perfected security interest in favor of Lenders in all of the Collateral to the extent the security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code.

SECTION 4.07. UCC Filing Information. The Borrower’s name in which it has executed this Agreement is the exact name as it appears in its organizational documents as filed with its jurisdiction of organization.

SECTION 4.08. Use of Proceeds. The Borrower shall use the proceeds of the Loan for working capital and general corporate purposes, including the Closing Date Refinancing.

SECTION 4.09. Intellectual Property. The Borrower and each Subsidiary thereof owns or is licensed, or otherwise has the right to use, all Intellectual Property that is reasonably necessary for the operation of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. A correct and complete list of all Registered Intellectual Property owned or licensed as of the date hereof by the Borrower or any of its Subsidiaries and that is material to the business of the Borrower and its Subsidiaries, taken as a whole, is set forth on Schedule 4.09 to this Agreement. The use of such Intellectual Property in all material respects by the Borrower and its Subsidiaries and the operation of their respective businesses does not infringe any valid and enforceable intellectual property rights of any other Person, except for any infringements that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such Intellectual Property is pending or, to the knowledge of the Borrower, threatened, in writing, in each case, that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.10. Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending, or to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

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ARTICLE V

Affirmative Covenants

So long as any Lenders shall have any Loans outstanding or any other Obligation hereunder shall remain outstanding, unpaid or unsatisfied, the Borrower shall:

SECTION 5.01. Notice of Default. Deliver to Lenders promptly, upon becoming aware thereof, notice of any Default or Event of Default.

SECTION 5.02. Maintenance of Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

SECTION 5.03. Payment of Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of this clause (b), to the extent that failure to do so could not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially and adversely affect the interests of Lenders in its capacity as such under the Loan Documents.

SECTION 5.05. Maintenance of Tangible Assets; Protection of Intellectual Property.

(a) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material tangible assets necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

(b) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective Intellectual Property; (b) promptly advise Lenders in writing of material infringements of their respective Intellectual Property; and (c) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public, other than in the ordinary course of business.

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SECTION 5.06. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.

SECTION 5.08. Financial Statements. In the event that the Borrower ceases to file its quarterly or annual financial statements on a timely basis as required by applicable Law or at all with the SEC on Form 10-Q or Form 10-K, deliver to Lenders:

(a) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied (the “Quarterly Financial Statements”); and

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, accompanied by a report and opinion thereon of Marcum LLP or another firm of independent certified public accounts of recognized national standing reasonably acceptable to Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards (the “Annual Audited Financial Statements”).

SECTION 5.09. Intellectual Property. On an annual basis no later than 95 days after the last day of each fiscal year of the Borrower, the Borrower shall (a) provide Lenders with a report of all new material Registered Intellectual Property that has been registered by the Borrower during the prior fiscal year of the Borrower, and (b) cause to be prepared, executed, and delivered to Lenders any intellectual property security agreements filed with the U.S. Patent and Trademark Office in connection with this Agreement to identify such Registered Intellectual Property as being subject to the security interests created hereunder and thereunder.

ARTICLE VI

Negative Covenants

So long as any Lenders shall have any Loans outstanding or any other Obligation hereunder shall remain outstanding, unpaid or unsatisfied, the Borrower shall not (and the Borrower shall cause its Subsidiaries to not):

SECTION 6.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness secured by a Lien on the Collateral, except (a) Indebtedness of the Borrower under the Loan Documents, (b) Indebtedness existing on the date hereof and listed on Schedule 6.01, (c) Indebtedness (including capitalized leases) financing the acquisition of fixed or capital assets, (d) Indebtedness incurred under corporate credit cards in the ordinary course of business, (e) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower and its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, (f) intercompany Indebtedness between or among the Borrower and any of its Subsidiaries and (g) Indebtedness approved by Lenders.

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SECTION 6.02. Other Business. Engage in any material line of business other than the business the Borrower and its Subsidiaries conduct as of the Closing Date and any business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof.

SECTION 6.03. Accounting Changes. Make any significant change in accounting treatment, reporting practices or fiscal year, except as required or permitted by GAAP.

SECTION 6.04. Dividends. Make any dividend or distribution except (a) dividends and other distributions solely of Equity Interests of the Borrower or any Subsidiary, (b) so long as no Event of Default has occurred and is continuing, repurchases of stock from current or former officers, directors, employees, consultants or contractors (or their transferees, estates, or beneficiaries under their estates) not to exceed $500,000 in the aggregate in any calendar year, (c) the conversion of Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (d) the purchase, redemption or other acquisition of Borrower’s Equity Interests with the proceeds received from a substantially concurrent issue of new Equity Interests, (e) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, or similar equity incentive awards, (f) the Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding taxes for which the Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options, (g) cash payments made by Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payment sin lieu of fractional shares and (h) dividends and distributions by any Subsidiary to the holders of its Equity Interests.

ARTICLE VII

Reserved

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (g) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay within ten (10) Business Days after the same becomes due, any amount of principal of any Loan, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document except for any interest as to which a PIK Payment is made or deemed to have been made hereunder; or

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(b) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) above) contained in any Loan Document on its part to be performed or observed and such failure continues for sixty (60) days after the earlier of (i) an officer of the Borrower becoming aware of such circumstances and (ii) receipt by the Borrower of written notice thereof from Lenders; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower herein, in any other Loan Document to which it is a party, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(d) Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or the Borrower applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(e) Change in Control. A Change in Control shall occur; or

(f) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by Lenders or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitment), or purports in writing to revoke or rescind any Loan Document; or

(g) Collateral. Any Lien purported to be created hereunder shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required hereunder, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, Lenders may take any or both of the following actions: (i) declare the Commitment of Lenders to be terminated, whereupon such Commitment shall be terminated and (ii) declare the unpaid principal amount of all outstanding Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and, exercise all rights and remedies available to Lenders under the Loan Documents or applicable Law or in equity; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws of the United States, the Commitment of Lenders shall automatically terminate, the unpaid principal amount of all outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lenders. Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever, in each case, other than in the event of Lenders’ gross negligence or willful misconduct. All risk of loss, damage or destruction of the Collateral shall be borne by the Borrower unless resulting from Lenders’ gross negligence or willful misconduct. Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lenders shall constitute a waiver, election, or acquiescence by it. No waiver by Lenders shall be effective unless made in a written document signed on behalf of Lenders and then shall be effective only in the instance and for the purpose for which it was given.

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SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied in the following order (pro rata as between the Lendrs):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to Lenders (including Attorney Costs payable under Section 11.04);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan;

Fourth, to the payment of all other Obligations of the Borrower that are due and payable to Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Grant of Security

SECTION 9.01. Grant; Collateral Description.

(a) The Borrower hereby grants to Lenders, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and collaterally assigns to Lenders, the following properties, assets and rights of the Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal property and fixtures of every kind and nature including all goods (including inventory, equipment and any accessions thereto), all instruments (including promissory notes), all documents (including, if applicable, electronic documents), all accounts, all chattel paper (whether tangible or electronic), all deposit accounts, all letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), all commercial tort claims, all books and records, all securities, all investment property, all supporting obligations, all contract rights, all rights to the payment of money, all insurance claims, all general intangibles (including all payment intangibles and intellectual property), and products and proceeds of any and all of the foregoing.

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(b) Notwithstanding the foregoing the term “Collateral” for all purposes hereunder and under each other Loan Document shall not include: (i) more than sixty-five percent (65%) of the issued and outstanding Equity Interests entitled to vote owned or held of record by the Borrower in any Subsidiary that is a controlled foreign corporation (as defined in the Code), provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting Equity Interests of such Subsidiary; (ii) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would be contrary to applicable Laws; (iii) any contract, permit, license, governmental authorization, instrument or chattel paper in which the Borrower has any right, title or interest if and to the extent such contract, permit, license, governmental authorization, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of the Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, permit, license, governmental authorization, instrument or chattel paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Uniform Commercial Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable Laws; (iv) assets to the extent (and only to the extent) and for so long as the grant of a security interest by Borrower in such assets would violate any provision of law applicable to the Borrower or such assets, after giving effect to any applicable anti-assignment provision of the Uniform Commercial Code or any applicable Laws or principles of equity and other than proceeds thereof to the extent that the assignment of the same is effective under the Uniform Commercial Code or other applicable Laws notwithstanding such restriction; (v) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement under the Uniform Commercial Code; (vi) Equity Interests in joint ventures for so long as the pledge of such Equity Interests is prohibited by such joint venture’s organizational or joint venture documents or any contractual obligation of such joint venture; (vii) any property subject to a Lien permitted hereunder; (viii) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees, accounts (including trust accounts) used exclusively for bona fide escrow or fiduciary purposes; and (ix) any particular assets if the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained by Lenders under the Loan Documents as reasonably determined by the Borrower in good faith.

SECTION 9.02. Perfection of Collateral.

(a) The Borrower hereby authorizes Lenders on its behalf to, and upon Lenders’ reasonable request from time to time, the Borrower will, execute (if signature is required) and deliver, and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code financing statements covering all assets of the Borrower, and take all such other action, as Lenders deems reasonably necessary or appropriate for perfecting or protecting or otherwise confirming the security interest in the Collateral granted hereunder.

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(b) The Borrower shall furnish to Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lenders may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Lenders.

SECTION 9.03. Right to Realize upon Collateral. Except to the extent prohibited by applicable Laws that cannot be waived, this Section 9.03 shall govern Lenders’ rights to realize upon the Collateral; provided that the rights of Lenders set forth in this Section 9.03 shall only be exercised upon the occurrence and the during the continuation of an Event of Default. The provisions of this Section 9.03 are in addition to any rights and remedies available at law or in equity.

(a) Assembly of Collateral; Receiver. The Borrower shall, upon Lenders’ request, assemble the Collateral and otherwise make it available to Lenders. Lenders may have a receiver appointed for all or any portion of the Borrower’s assets or business which constitutes the Collateral in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral.

(b) Waiver. To the extent it may lawfully do so, the Borrower waives and relinquishes the benefit and advantage of, and covenants not to assert against Lenders or any Lender any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court or privately under the power of sale conferred by this Agreement to Lenders.

(c) Foreclosure Sale. All or any part of the Collateral may be sold for cash or other value in any number of lots at public or private sale, without demand, advertisement or notice and with or without representations or warranties and upon such terms as shall be acceptable to Lenders; provided, however, that unless the Collateral to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lenders shall give the Borrower not less than 10 days’ prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice the Borrower and Lenders agrees to be reasonable. At any sale or sales of Collateral, Lenders or any of its assigns may bid for and purchase all or any part of the property and rights so sold and may use all or any portion of the Obligations owed to Lenders as payment for the property or rights so purchased, all without further accountability to the Borrower.

(d) Additional Rights. Lenders shall have, for the benefit of itself, in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies that Lenders may have under applicable law or in equity or under this Agreement (including, without limitation, all rights set forth in this Section 9.03), all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction. Lenders shall further have the right, for the benefit of itself, to use any of the intellectual property Collateral for the sale of goods, completion of work in process or rendering of services in connection with enforcing any of the security interests granted to Lenders by the Borrower. Taking possession of the Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice.

SECTION 9.04. Custody of Collateral. Except as provided by applicable law that cannot be waived, Lenders will have no duty as to the custody and protection of the Collateral, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Collateral in its possession.

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SECTION 9.05. Change of Name or Location. The Borrower shall not (a) change its legal name as it appears in official filings in the state of its organization, (b) change the location of its chief executive office, (c) change the type of entity that it is, or (d) change its state of organization, in each case, unless it shall have provided Lenders prior written notice thereof and taken any action reasonably requested by Lenders or otherwise required in connection therewith to continue the perfection following such change of any Liens in favor of Lenders in any Collateral.

ARTICLE X

[Reserved]

ARTICLE XI
Miscellaneous

SECTION 11.01. Amendments, Etc. Except as otherwise set forth in this Section 11.01 or elsewhere in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower shall be effective unless in writing signed by Lenders and the Borrower.

SECTION 11.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by electronic transmission). All such written notices shall be emailed or mailed to the applicable address or electronic mail address of such party as set forth on Schedule 11.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by electronic mail, when delivered.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower and Lenders.

(c) Reliance by Lenders. Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify Lenders from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct of such Related Person or Lenders. All telephonic notices to Lenders may be recorded by Lenders, and each of the parties hereto hereby consents to such recording.

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SECTION 11.03. No Waiver; Cumulative Remedies. No failure by Lenders to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 11.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse Lenders for all Attorney Costs incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and (b) to pay or reimburse Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs). The agreements in this Section 11.04 shall survive the termination of the Commitment and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly, and in any event within ten (10) Business Days, following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

SECTION 11.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Related Persons, Lenders and their respective Affiliates (other than the Borrower), manager, members, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) or (ii) a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Indemnitee will have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). Notwithstanding the foregoing in this Section 11.05, the Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s consent, but if settled with the Borrower’s written consent, or if there is a judgment against an Indemnitee in any such proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The agreements in this Section 11.05 shall survive the replacement of Lenders, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

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SECTION 11.06. Taxes. The Borrower will pay all taxes and fees (including interest and penalties) including, without limitation, all recording and filing fees, issuance and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement and each of the other Loan Documents.

SECTION 11.07. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to Lenders, or Lenders exercise their right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 11.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor Lenders may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of (x) in the case of an assignment or transfer by the Borrower, Lenders and (y) in the case of an assignment or transfer by a Lender, so long as no Event of Default under Section 8.01(a) or (d) shall have occurred and be continuing, the Borrower; provided, however that, without any consent otherwise required by this Section 11.08, Lenders may transfer their respective interests hereunder to any of their Affiliates, so long as the Borrower promptly receives written notice of such transfer and such other information as the Borrower may reasonably request, including an assignment agreement and/or a joinder to this Agreement, in each case, duly executed and delivered by the applicable transferor and transferee and in form and substance reasonably satisfactory to the Borrower.

SECTION 11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If a Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.10. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.

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SECTION 11.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

SECTION 11.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied.

SECTION 11.13. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.14. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 11.15. WAIVER OF RIGHT TO TRIAL BY JURY; ARBITRATION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE. In the event a dispute shall arise between the parties to this AGREEMENT, it is hereby agreed that the dispute shall be SUBJECT TO ARBITRATION IN NASSAU COUNTY, NEW YORK in accordance with AMERICAN ARBITRATION ASSOCIATION Rules of Arbitration. The arbitrator’s decision shall be final and binding and judgment may be entered thereon.

SECTION 11.16. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Lenders and thereafter shall be binding upon and inure to the benefit of the Borrower and Lenders and their respective successors and assigns.

SECTION 11.17. Confidentiality. Lenders agrees to keep confidential, and not disclose to any Person all non-public information provided to Lenders by or on behalf of the Borrower pursuant to this Agreement; provided that nothing herein shall prevent a Lender from disclosing any such information (i) the other Lender or any Affiliate of a Lender, (ii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) upon the request or demand of any Governmental Authority purporting to have jurisdiction over a Lender, and (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law; provided that, in the case of disclosure pursuant to clause (iii) and (iv) above, Lenders shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

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SECTION 11.18. Collateral Matters. Lenders agree, upon Borrower’s written request to release any Lien on any property granted to or held by Lenders under any Loan Document (i) upon termination of the Commitment and payment in full of all Obligations, (ii) at the time the property subject to such Lien is transferred, including any property that becomes subject to a capital lease or purchase money Indebtedness permitted hereunder, as part of or in connection with any transfer permitted hereunder or under any other Loan Document. In each case as specified in this Section 11.18, Lenders will promptly, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents.

SECTION 11.19. Further Assurances. Borrower shall, and shall cause each of its Subsidiaries to, (i) execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Lenders to carry out the provisions and purposes of this Agreement and the other Loan Documents and (ii) file all UCC financing statements and IP Security Agreements necessary to create, preserve, and perfect the Liens of Lenders in the Collateral; provided that the Borrower shall not be obligated to execute or deliver any agreement or instrument unless such agreement or instrument is governed by the laws of the United States or a State thereof.

SECTION 11.20. Limitation of Liability. Neither Lenders nor any Related Persons shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages (including any claim for loss of profits, revenue or business) suffered or incurred by Borrower, however caused and based on any theory of liability in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents or the conduct, acts, or omissions of a Lender or any of its agents in the negotiation, administration, or enforcement thereof. Borrower hereby waives, releases, and agrees not to sue Lenders or any Related Persons, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents or the conduct, acts, or omissions of a Lender or any of its agents in the negotiation, admiration, or enforcement of this Agreement or any of the other Loan Documents.

SECTION 11.21. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by a Lender shall have the right to act exclusively in the interest of Lender(s) and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

SECTION 11.22. Lenders Not Fiduciaries. The relationship between Borrower and Lenders is solely that of debtor and creditor, and Lenders have no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lenders to be other than that of debtor and creditor.

SECTION 11.23. NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

BEYOND AIR, INC., as Borrower

By:	/s/ Douglas Larson
Name:	Douglas Larson
Title:	CFO

LENDERS

BCR8V LLC, as Lender

By:	/s/ Robert Carey
Name:	Robert Carey
Title:	Member

SCHEDULE 2.07

Wire Instructions for Lenders

SCHEDULE 4.09

Intellectual Property

SCHEDULE 6.01

Existing Indebtedness

SCHEDULE 11.02

Notices

BORROWER:

900 Stewart Avenue, Suite 301

Garden City, NY 11530

Attention: Steve Lisi

LENDER & SUPPLEMENTAL LENDER

BCR8TV, LLC

900 Stewart Avenue, Suite 301

Garden City, NY 11530

EXHIBIT A

Form of Warrant

(attached)